QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.6

TOLL MANUFACTURING AGREEMENT

        THIS AGREEMENT effective this 26 day of June, 2003 (hereinafter referred to as the "effective date") by and between Amphastar Pharmaceuticals, Inc., a corporation organized under the law of the State of California, having its principal office at 11570 Sixth St., Rancho Cucamonga, CA 91730 (hereinafter "AMPHASTAR"), and ORGANON USA INC., a corporation organized under that laws of New Jersey, having its principal office at 375 Mt. Pleasant Avenue, West Orange, New Jersey 07052 (hereinafter "ORGANON").

WITNESSETH:

        WHEREAS, AMPHASTAR will be commercially marketing the pharmaceutical compound Cortrosyn® for Injection (vials only) in the USA;

        WHEREAS, ORGANON has the necessary facilities, equipment, personnel, and professional experience to Gonvert bulk quantities of cosyntropin into finished vials of Cortrosyn® for sale in the USA; and

        WHEREAS, AMPHASTAR is interested in retaining and ORGANON is interested in being retained by AMPHAST AR, as a manufacturer of vials of Cortrosyn® for sale in the USA.

        NOW, THEREFORE, ORGANON and AMPHASTAR agree as follows:

ARTICLE 1—DEFINITIONS

        1.1   "FDA" means the United States Food and Drug Administration.

        1.2   "NDA" shall mean the application (U.S. NDA Number 16-750) for the Product prepared pursuant to applicable FDA regulations for filing with the FDA for authorization to market the Product within the United States, including all additions, supplements, extensions and modifications thereto.

        1.3   "PRODUCT" shall mean the Cortrosyn® injection which contains Active Pharmaceutical Ingredient for the indication as a diagnostic agent in the screening of patients presumed to have adrenocortical insufficiency in finished dosage form without diluent which is the subject of the NDA.

        1.4   "Asset Sale Agreement" means the Asset Sale Agreement dated the date of this Agreement between AMPHASTAR and ORGANON.

        1.5   "Active Pharmaceutical Ingredient" shall mean the drug substance cosyntropin manufactured by Diosynth BV or its affiliates.

        1.6   "Quality Agreement" means the Quality Agreement dated the date of this Agreement between AMPHASTAR and ORGANON.

        1.7   "Security Agreement" means the Security Agreement dated the date of this Agreement between AMPHASTAR and ORGANON.

ARTICLE 2—DESCRIPTION OF WORK

        2.1   ORGANON will manufacture for and supply to AMPHAST AR quantities of PRODUCT that conform in all respects to PRODUCT as specified in certain sections of the NDA attached hereto as Exhibit A, the Quality Agreement and the master batch 2 record. AMPHASTAR agrees to obtain ORGANON'S written consent, which may not be unreasonably withheld or delayed, prior to the submission to the FDA of any modifications to the NDA affecting the manufacture and/or packaging of the PRODUCT. AMPHASTAR agrees to discuss any proposed modifications with ORGANON before seeking approval by FDA of a modification. Unless ordered by FDA, any such modification must be within ORGANON's capability. If such modifications would affect the cost of producing finished PRODUCT and/or would require an investment in fixed assets, the financial consequences would be borne by AMPHASTAR. AMPHASTAR acknowledges that its Product rights are limited to the United States. Pursuant to the NDA, AMPHASTAR agrees to sell PRODUCT only in the USA.

        2.2   As part of its services hereunder (and included in the Initial Price and Price defined in 3.1 hereunder,), AMPHASTAR wants ORGANON to supply, or to have supplied to it all raw materials including API, glass vials, stoppers, vial labels, package inserts, carton labels and cartons necessary to manufacture PRODUCT in the quantities specified in this Agreement.

        2.3   ORGANON agrees to manufacture for and supply to AMPHAST AR, and AMPHASTAR agrees to purchase from ORGANON, "PRODUCT in batches of 70,000 vials, packaged in cartons of 10 labeled vials per carton with a package insert. At least sixty (60) days before each calendar year, AMPHASTAR will give ORGANON an annual forecast for PRODUCT to be manufactured in the following calendar year. AMPHASTAR will give ORGANON a quarterly projection for PRODUCT to be manufactured during the upcoming quarter at least ninety (90) days before each calendar quarter. Such projections shall include delivery dates. AMPHASTAR will provide ORGANON a firm purchase order no less than ninety (90) days prior to the delivery date of PRODUCT to AMPHASTAR. In the event AMPHASTAR wishes to have more than one batch (70,000 units) of PRODUCT manufactured and supplied by ORGANON in any thirty (30) day period, AMPHAST AR shall give ORGANON a purchase order for such PRODUCT at least ninety (90) days prior to the first delivery date in said purchase order. However, in no event shall ORGANON be obligated to manufacture, supply and deliver to AMPHASTAR more than 2 batches (140,000 units) of PRODUCT, in any thirty (30) day period.

        2.4   Notwithstanding anything herein to the contrary, ORGANON retains all rights to manufacture, use and sell PRODUCT for sale outside the USA by its affiliates in those countries where "Cortrosyn" product is currently approved. ORGANON may use "Cortrosyn" in connection with such sales. ORGANON agrees to use best efforts to ensure that no such sales by its foreign affiliates involve re-sales into the United States.

ARTICLE 3—PRICE AND PAYMENT

        3.1   The price to be paid by AMPHASTAR to ORGANON for quantities of PRODUCT manufactured by ORGANON and supplied to AMPHAST AR according to this Agreement will be $2.70 per vial or $27.00 per carton of 10 vials (inclusive of all labels and package inserts) (hereinafter "Initial Price") during the first year of this Agreement. Thereafter, the Initial Price will be subject to an upward adjustment on an annual basis of five percent (5%) during the term of this Agreement (the "Price").

        3.2   Stability Studies and Validation.

        ORGANON shall perform stability studies on PRODUCT in accordance with ORGANON's commitments to the FDA, the cost of which shall be included in the Initial Price and the Price. ORGANON will also perform validation studies of processes involving PRODUCT, consistent with the FDA's current Good Manufacturing Practices ("cGMPs"). AMPHASTAR will pay for PRODUCT made for these validation studies at $2.70 per vial.

        3.3   ORGANON will issue invoices for the PRODUCT shipped F.O.B. ORGANON's plant, Allentown, Pennsylvania, to AMPHASTAR or pursuant to its instructions during the previous month.

        3.4   The payment of each invoice is to be made to ORGANON by AMPHAST AR within thirty (30) days after the date of said invoice. It is agreed that ORGANON will not date or mail any invoice to AMPHAST AR prior to actual shipment of PRODUCT covered by said invoice. Further, ORGANON will not ship a lot to AMPHAST AR until the release procedures described in the Quality Agreement have been met. Any amount not paid in such 30-day period shall thereafter bear interest at the rate of ten percent (10%) per annum. It is agreed that ORGANON will invoice AMPHAST AR for any validation batches at the initiation of such work.

        3.5   The payment of each invoice is to be made to ORGANON by AMPHASTAR within thirty (30) days after the date of said invoice. Any amount not paid in such 30-day period shall thereafter bear interest at the rate of ten percent (10%) per annum.

ARTICLE 4—QUALITY AND REGULATORY MATTERS

        4.1   ORGANON will maintain in-process quality control procedures in accordance with FDA cGMPs and will otherwise comply in all respects with the Quality Agreement.

        4.2   AMPHAST AR shall have the right, but not the obligation, to inspect ORGANON's quality control procedures and records and to obtain specimens of PRODUCT from ORGANON's production for analysis to confirm quality. Any AMPHASTAR employees who inspect ORGANON's facilities shall abide by all of ORGANON's policies, procedures and rules and shall enter into an appropriate confidentiality agreement. AMPHAST AR shall assume all risk of loss and indemnify and hold ORGANON harmless from all liability and expenses (including legal fees and expenses) directly and proximately resulting from their presence at ORGANON's facilities. Section 12.4 of the Asset Sale Agreement shall apply to such indemnification.

        4.3   ORGANON shall be responsible for all communications with any governmental entity relating to its manufacturing and packaging activities, including facility inspections, and AMPHASTAR shall be responsible for all communications with any governmental entity concerning the marketing, sale and distribution of the PRODUCT in the United States. Notwithstanding the foregoing, communications concerning the NDA shall be submitted by AMPHASTAR as owner of the NDA.

        4.4   ORGANON will, at its sole expense, comply with all laws applicable to production, packaging, testing, storage, shipment and recordkeeping by ORGANON of the PRODUCT and its performance of its obligations hereunder, including all applicable laws or requirements under any applicable product registrations or manufacturing facility registrations. As long as ORGANON manufactures PRODUCT for AMPHAST AR, it will pay any fees necessary to obtain and maintain manufacturing facility registrations and any other licenses, registrations, permits, exemptions, allowances, authorizations, or approvals from a government entity which are applicable to its facilities used to manufacture and package the PRODUCT.

ARTICLE 5—REPRESENTATIONS; INDEMNIFICATIONS; DAMAGES

        5.1   ORGANON represents that PRODUCT manufactured for and supplied to AMPHASTAR hereunder will comply in all respects with the specifications and product definition. Additionally, the PRODUCT shall be free from defects in material, manufacturing and workmanship when delivered by ORGANON to the common carrier; provided that ORGANON makes no representation with respect to any defects or nonconformity that cannot be readily tested or seen.

        5.2   In connection with this Agreement and transactions pursuant hereto, AMPHASTAR shall indemnify and hold ORGANON and its stockholders, directors, officers, employees, representatives and agents harmless pursuant to Sections 12.3 and 12.4 of the Asset Sale Agreement.

        5.3   In connection with this Agreement and transactions pursuant hereto, ORGANON shall indemnify and hold AMPHASTAR and its stockholders, directors, officers, employees, representatives and agents harmless pursuant to Sections 12.2 and 12.4 of the Asset Sale Agreement.

        5.4   In no event, except in the case of third party claims, shall AMPHASTAR or ORGANON be liable to the other for special, indirect, incidental or consequential damages (including, without limitation, loss of profits) suffered by either AMPHASTAR or ORGANON.

        5.5   EXCEPT AS EXPRESSLY STATED HEREIN, ORGANON MAKES NO REPRESENTATIONS OR WARRANTIES. OF ANY KIND, EITHER EXPRESS OR IMPLIED, RELATED TO THE PRODUCT INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        5.6   Both parties agree to maintain property, general liability and products liability insurance policies with minimum coverages of $5,000,000 per occurrence and in the aggregate and to produce proof of such coverage immediately upon request of the other party.

ARTICLE 6—TERM

        6.1   This Agreement shall commence on the.effective date and shall continue in effect for three (3) years from the effective date, unless terminated earlier pursuant to Section 18.2 or at AMPHASTAR's election on six months' written notice to ORGANON.

        6.2   Termination of this Agreement shall not affect in any way whatsoever the parties' obligations set forth in Article 13 or Sections 5.2 and 5.3.

        6.3   Upon termination, AMPHAST AR, shall have the right to purchase all or some of the raw materials, glass vials, stoppers, vial labels, package inserts, carton labels and cartons held pursuant to this Agreement, at cost.

        6.4   In advance of termination upon request of AMPHAST AR, ORGANON shall provide reasonable assistance to AMPHAST AR in the transfer of the manufacturing process for the PRODUCT.

ARTICLE 7—NOTICES

        No notice, consent, acceptance, approval, waiver, or claim shall be valid or validly made or given unless in writing and hand-delivered or sent by registered mail to the addresses of the parties as hereinafter set forth:

ORGANON USA INC. 375 Mt. Pleasant Avenue West Orange, NJ 07052 Attention: Michael Novinski, President with a copy addressed to Patrick J. Osinski, Vice President and General Counsel
AMPHASTAR, PHARMACEUTICALS, INC. 11570 Sixth Street Rancho Cucamonga, CA 91730 Attention: Chief Financial Officer

ARTICLE 8—WAIVER

        Exercise by any party of any of its rights under this Agreement shall not be deemed to limit any other right or remedy that such party may have in law or equity. The failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any prior or succeeding breach of such provision or as a waiver of the provision itself.

ARTICLE 9—ASSIGNMENT OF AGREEMENT

        Neither this Agreement nor any rights or obligations hereunder may be assigned by AMPHASTAR or ORGANON, either in whole or in part, without the prior written consent of the other party which shall not be unreasonably withheld; provided, however, either party may make said assignment to an affiliate of that party, without releasing the assigning party of any obligations under this Agreement. Further, either party may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or a purchaser of all or substantially all of its assets without the consent of the other party or to a party who has a security interest in the Trademark or the NDA~ An attempt by either party to assign the rights or obligations of this Agreement in violation of this Article shall give the other party the right to terminate this Agreement except for the provisions of Article 13 and Sections 5.2 and 5.3 which shall remain in full force and effect, in addition to any other right, remedy, or claim which such party may have because of the other's failure to comply with this Article.

ARTICLE 10—APPLICABLE LAW

        The validity, interpretation, and performance of this Agreement, its Exhibit, and each of its provisions, shall be determined and governed by the laws of the State of New Jersey.

ARTICLE 11—SEVERABILITY

        If any provision of this Agreement is found by a court of competent jurisdiction to be contrary to, or inconsistent with, any applicable law, regulation or executive order, then the parties hereto shall negotiate in good faith in an attempt to agree upon a revised provision which departs from the original provision to the minimum extent necessary to bring it into compliance with any such law, regulation or order. In the event that the parties cannot agree to a revised provision, the other provisions of this Agreement shall not be affected and this Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid provision were omitted.

ARTICLE 12—FORCE MAJEURE

        12.1 Neither party shall be responsible or liable for failure to perform any part of this Agreement, or for any delay in the performance of any part of this Agreement, directly or indirectly resulting from any foreign or dC1mestic embargoes, Acts of God, fires, floods, explosions, sabotage, riots, strikes or other labor disruptions, orders of governmental authorities, shortages of labor, fuel, power or raw material, unavailability of equipment or supplies, unavailability or delays in transportation, or any other event (similar or dissimilar to the foregoing) beyond the reasonable control of the party affected thereby.

        In the event that ORGANON is unable to meet the production commitments specified in this Agreement for a period greater than ninety (90) consecutive days ("Production Failure"), then, ORGANON with the cooperation of AMPHASTAR will choose another company to make PRODUCT (which may be AMPHASTAR) and will release all production processes, procedures, information, and other data to a company chosen by mutual agreement of the parties in order to allow that company to manufacture the PRODUCT subject to this Agreement (including adhering to the Initial Price or the Price, as the case maybe). The company so chosen shall agree to be bound by the requirements of Article 13 as if such company were a party to this Agreement. In such case(s), ORGANON agrees to furnish at least one (1) appropriately qualified employee, at ORGANON's cost and expense, as technical assistant, to be present during the manufacture of PRODUCT. The commitment contained in this Section shall expire forty-five (45) days after ORGANON has again started producing the PRODUCT for AMPHAST AR under this Agreement. Also in the case of a. Production Failure, AMPHASTAR'S liability to make any remaining payments to ORGANON under the Asset Sale Agreement shall be excused until re-supply of the PRODUCT has begun from the other company. ()f ORGANON whichever comes first and a period of time has elapsed equal to the period of time in which no PRODUCT was being made.

ARTICLE 13—CONFIDENTIALITY

        13.1 Except as provided in Section 13.3 and as required by law, all information made available under this Agreement on behalf of either party including, but not limited to, all information contained in the Exhibit to this Agreement shall be kept confidential by the other party and shall not be disclosed by such other party other than to directors, officers, employees, and its consultants who have a need to know such information and who have first agreed to maintain such information in confidence and not to use same (except as provided by this Agreement).

        13.2 ORGANON and AMPHASTAR shall take all such steps as are reasonably necessary to insure that their directors, officers, and employees, and those of their consultants, to whom they disclose any confidential information of the other party, will not disclose the same to any unauthorized person or use said information in any way except as provided by this Agreement.

        13.3 The provisions of this Article shall not apply to information which:

          a)    was already known by the receiving party at the time of its receipt, as evidenced by written records kept in the ordinary course of business;

          b)    was in the public domain at the time of its receipt, or entered the public domain thereafter through no fault of either party;

          c)     is subsequently obtained from a third person who is lawfully in possession of such information, and not in violation of any contractual, legal, or fiduciary obligation to ORGANON or AMPHASTAR as the case may be; or

          d)    is independently (without knowledge of or reference to information about PRODUCT) developed by another as evidenced by written records kept in the ordinary course of business.

        13.4 The provisions of this Article shall remain in force during the period of this Agreement and for all time after the termination thereof. Upon the termination of this Agreement for any reason, each party shall either destroy or return to the other party all copies of any writings subject to this Article except that one copy may be retained for record purposes only for reference in the event of a dispute concerning this Agreement or for compliance with governmental regulations.

ARTICLE 14—TITLE TO GOODS

        Title to and risk of loss of the finished PRODUCT, and all other items relating to the manufacture of PRODUCT, while in the possession of ORGANON is in ORGANON at all times. AMPHASTAR shall obtain full coverage insurance covering its interest in such goods while in transit.

ARTICLE 15—ENTIRE AGREEMENT

        This Agreement including the Exhibit hereto and amendments thereto and AMPHASTAR's subsequent purchase orders and the Asset Sale Agreement, Quality Agreement, and Security Agreement, to which ORGANON and AMPHASTAR are parties, dated the date of this Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior oral or written agreements, commitments, or understandings with respect to the matters provided for herein. Except for Exhibit A hereto which may be amended or modified according to Section 2.1 from time to time and AMPHASTAR's purchase orders, no amendment, modification, or discharge of this Agreement and/or waiver hereunder shall be valid or binding unless set forth in writing and duly executed by an officer or authorized representative of the party against whom enforcement of the amendment, modification, discharge, or waiver is sought.

ARTICLE 16—HEADINGS

        Article headings used herein are not to be deemed or construed to be part of this Agreement, but are for convenience only and shall not limit or be deemed or construed in any way to affect or limit the meaning of this Agreement.

ARTICLE 17—FURTHER ASSURANCES

        Each party hereto agrees to execute and deliver such further papers or agreements as may be necessary or desirable to effectuate the purpose of this Agreement and carry out its provisions, including, but not limited to, papers or agreements that would facilitate AMPHASTAR's relationship with Diosynth or its affiliates in the manufacturing of the Active Pharmaceutical Ingredient.

ARTICLE 18—DEFAULT

        18.1 Each of the following shall constitute an Event of Default under this Agreement:

          a)    The failure of either party to perform its obligations under this Agreement, and the continuation of such failure after the non-defaulting party gives notice to the defaulting party of such default and describes the default with reasonable particularity, if the defaulting party fails to cure such default within the "applicable cure period." The "applicable cure period" will be as follows:

            (A)  in the case of non-payment of money, ten (10) days after the giving of such notice; and

            (B)  for all other defaults, thirty (30) days after the giving of such notice, except that if such other default is curable but the cure requires action by the defaulting party, which, by its nature, cannot be accomplished within such 30-day period, then the cure period shall be extended for such additional period—but only up to an additional ninety (90) days in any event—as may be reasonably required to allow the defaulting party to fully accomplish the cure, but such extension shall only be made available if the defaulting party has started to take appropriate action to accomplish such cure immediately after receiving notice of the default and if the defaulting party diligently continues taking such appropriate action until the cure is fully accomplished.

          b)    The entry of an "Order for Relief' naming a party as a "Debtor" under Title 11 of the United States Code or upon the entry of a decree or order by a court having competent jurisdiction in respect to any petition filed or action respecting a party directly involved in a reorganization, arrangement, creditors' composition, readjustment, liquidation, dissolution, bankruptcy, or similar relief under any other present or future United States or other statute, law or regulation, whether or not resulting in the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official, and any such decree or order is in effect for a period of thirty (30) consecutive days.

          c)     The making by a party of an assignment for the benefit of creditors, or the admission by such party in writing of its inability to pay its debts generally as they become due, or the taking of action by a party in furtherance of any such action.

          d)    The failure of AMPHASTAR to make any payment when due in the Asset Sale Agreement.

        18.2 Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to terminate this Agreement upon notice to the defaulting party. In addition, any default by either party under this Agreement shall entitle the non-defaulting party to all other remedies available at law or in equity.

        18.3 Termination of this Agreement pursuant to this Section will not relieve either party from any obligations in this Agreement which survive termination.

ARTICLE 19—DISPUTE RESOLUTION

        19.1 Any dispute or claim arising out of or relating to this Agreement, including disputes or claims, arising out of or relating to the parties' decision to enter into this Agreement, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered in the arbitration proceeding may be entered in any court of competent jurisdiction. Notwithstanding the preceding sentence, either party, solely for the purpose of seeking injunctive relief, may submit to any court of competent jurisdiction, without first resorting to arbitration, any claim arising out of the other party's failure to comply with any confidentiality obligations.

        19.2 The arbitration shall be conducted in Roseland, NJ by a panel of three arbitrators, one appointed by each party and the third appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator, then each party shall nominate a proposed third arbitrator, and the third shall be selected from the two nominees by a coin flip.

        19.3 The arbitrators shall apply substantive legal principles equivalent to those applicable under the laws of New Jersey (without regard to its principles of conflicts of laws), except that the interpretation and enforcement of this Article shall be governed by the Federal Arbitration Act. The parties shall seek to agree on the discovery and hearing procedures as well as time limits such that the arbitrators shall issue their decision in the dispute no later than six months after the selection of the third arbitrator. Failing such agreement between the parties, the arbitrators will provide for such procedures and will commit to resolution of the dispute within six months after selection of the third arbitrator.

        19.4 The arbitrators shall be bound by the express terms of this Agreement and may not amend or modify such terms. Any award rendered by the arbitrators shall be consistent with the terms of this Agreement.

        19.5 The arbitrators may grant any remedy or relief that the arbitrators deem just and equitable, including injunctive relief and specific performance. The arbitrators shall not award either party punitive damages, and the parties shall be deemed to have waived any right to such damages. The arbitrators shall issue written findings of fact and conclusions of law.

        19.6 The arbitration proceedings shall be confidential, and the arbitrators shall issue appropriate protective orders to safeguard both parties' confidential information.

        19.7 Both parties hereby irrevocably consent to the exercise of jurisdiction by the arbitral panel in Roseland, NJ. Both parties waive personal service of any summons, complaint and other process, and agree that service may be made by registered mail to their addresses for notices set forth in this Agreement.

        IN WITNESS WHEREOF, the parties have hereto set their hands and seals:

ORGANON USA INC.		AMPHASTAR PHARMACEUTICALS, INC.
By:	/s/ PATRICK J. OSINSKI	By:	/s/ DAVID W. NASSIF
Name:	Patrick J. Osinski	Name:	David W. Nassif
Title:	Vice President	Title:	Chief Financial Officer and Senior Vice President of Global Licensing
By:	/s/ HUIB COSTERMANS
Name:	Huib Costermans
Title:	Vice President

TOLL MANUFACTURING AGREEMENT
EXHIBIT A

APPROVED SPECIFICATIONS*

—
Supplement S-002, Supplemental NDA for revised manufacturing procedure and updated manufacwring and controls section of the NDA 16-750

—
Supplement S-013; Supplemental NDA for change in the specification of the UV absorbance ratio of the drug substance

—
Supplement S-017, Supplemental NDA CBE-30 for a change in the in process specific gravity specification

—
Supplement S-018, Supplemental NDA for labeling changes to market product without diluent

*
Part of Regulatory Documentation File (see 1.1.18 of Asset Sale Agreement) to be delivered to Purchaser pursuant to Section 3.3 Deliverables.

QuickLinks

Exhibit 10.6